For more information contact:            For more information contact:

ALLTEL                                   360 Communications Company

Shawne S. Leach  (501) 905-8991          Linda Wait (773) 399-2284
Vice President-Investor Relations        Director-Investor Relations

George S. Smith  (501) 905-8117          Sal Cinquegrani (773) 399-2783
Vice President-Media Services            Vice President-Corporate Communications

                                         Margaret Kirch Cohen (773) 399-2385
                                         Director-Corporate Communications

Release date:                               March 16, 1998


                             ALLTEL, 360 WILL MERGE
                       IN MORE THAN $6 BILLION TRANSACTION

FOR IMMEDIATE RELEASE

         NEW YORK - ALLTEL Corporation and 360 Communications Company today announced they will merge in a transaction valued at more than $6 billion. The combined companies will create a dominant, full-service communications provider primarily located in the Southeast and Midwest and will be one of the largest wireless carriers in the nation.
         "The merger of ALLTEL and 360 creates a new, formidable competitor ideally positioned as one of the leading growth companies in the communications industry," said Joe T. Ford, ALLTEL chairman and chief executive officer.
         "The companies share a unique vision of the communications industry and what it will take to succeed in the future," he said. "The names of both companies are synonymous with quality, convenience, innovation and value. Our combination of people, products, networks, technology and geographic footprint provides the perfect foundation for the communications company of the future."
         "ALLTEL and 360 share a strategic objective to offer bundled communications services throughout tightly focused geographic markets," Dennis
E. Foster, 360 president and chief executive officer, said. "This merger is a natural extension of that strategy. Both

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ALLTEL and 360 to Merge
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companies have focused their efforts on developing strong distribution  channels and local presence in their operating areas.
         "In addition, both companies primarily serve mid-size cities and smaller communities. The combined company will have more than 3,000 points of distribution including 250 retail stores, 450 kiosks and 2,500 sales personnel, in addition to a strong agent and dealer network."
         Ford said, "The geographic fit and complementary strategies of ALLTEL and 360 will allow the combined company to realize significant competitive
benefits  and  operational   synergy.  By  leveraging   economies  of  scale  in
purchasing, network operations, information technology and administration, the new company expects to achieve annual cost savings in excess of $100 million by the Year 2000."
         "For example," Foster said, "ALLTEL is completing construction on a 6,800-mile fiber optic network connecting its service areas. That network provides a cost-effective backbone for delivering additional communications services, as well as carrying voice and data traffic and it will take only an additional 1,800 miles to tie 360's contiguous markets into this network. When the network is complete, transport costs will be reduced dramatically and the traffic volume can increase substantially, with minimal additional investment."
         Ford  said,  "With  the  convergence  of  information   technology  and
communications, ALLTEL's information technology businesses are an important asset to the new company and will increase our competitive advantage in the marketplace."
         ALLTEL provides wireless, wireline, long-distance and Internet services to 3 million customers in 14 states, and information services to financial and communications companies in 47 countries.
         360 provides wireless communications to 2.6 million customers in more than 100 markets in 15 states. 360 also offers residential long-distance and paging services.
         From the standpoint of size, the merged company will have:
         -- $4.5 billion in annual revenues;
         -- $8.6 billion in assets;

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ALLTEL and 360 to Merge
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         -- $12 billion in market capitalization;
         -- More than 5.6 million communications customers in 22 states;
         -- More than 1,100 information  services clients in 47 countries;
         -- More than 20,000  people  employed  worldwide;
         -- An  overlap  of  wireless  and wireline properties that increases from 27 to 43 percent, and has the potential to increase to
            62 percent over time;
         -- More  than  50  million  POPS   (population);
         -- More  than  700 company-operated retail outlets;
         -- More than 2,500 sales personnel;
         -- Expanded  opportunities to offer  competitive local exchange service in select geographically clustered markets.
         Under terms of the agreement, each 360 share will be exchanged for .74 ALLTEL shares when the transaction is complete. The transaction will be accounted for as a pooling of interests.
         The merger is subject to approval by shareholders of both companies, as well as regulatory and other approvals. Pending receipt of timely approvals, the merger should be completed by mid-summer.
         Following a transition period, the merged company will operate from ALLTEL's headquarters in Little Rock, Ark., and will market its products under the ALLTEL brand.

*ALLTEL, NYSE: AT
www.alltel.com

*360 Communications, NYSE: X0
www.360.com




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